Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of the Schedule 13D to which this Joint Filing Agreement is attached, and any amendments thereto, with respect to the common stock, par value $0.001 per share, of Linkhome Holdings Inc., and agrees that this Joint Filing Agreement shall be filed as an exhibit to such Schedule 13D.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning any other person making such filing, except to the extent such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Dated: October 16, 2026

US Innovation Foundation

By:	/s/ Qin Zhen
	Name:	Qin Zhen
	Title:	Director

By:	/s/ Li Na
	Name:	Li Na
	Title:	Director

/s/ Qin Zhen
Qin Zhen

/s/ Li Na
Li Na